UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)  March 1, 2005

Lifestream Technologies, Inc.

(Exact name of registrant as specified in its charter)

Nevada	0-29058	82-0487965
(State or other jurisdiction of incorporation)	(Commission File Number)	IRS Employer Identification No.)

510 Clearwater Loop, #101, Post Falls, ID 83854

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code  208-457-9409

________________________________________________

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.

Other Events

As previously reported, effective February 1, 2005, Lifestream Technologies, Inc. (Lifestream) and LifeNexus, Inc. (LifeNexus) entered into an Intellectual Property and Capital Interest Agreement pursuant to which Lifestream agreed to assign certain intellectual property rights pertaining to a secured data acquisition, transmission, storage and analysis system for use by LifeNexus in the development and marketing of smart card technologies that include credit card features in conjunction with emergency medical and insurance data, personal medical savings account and emergency medical insurance.

In connection with the assignment, Lifestream agreed to allow its president and chief executive officer, Christopher Maus, to assist LifeNexus in the initial phases of product development and rollout. On March 1, 2005, Mr. Maus entered into an employment agreement with LifeNexus whereby Mr. Maus will serve as Chairman of the Board and consultant to LifeNexus, Inc. for a period of two years ending March 1, 2007. In return for these services Mr. Maus will receive annual compensation of $100,000 and a 10-year option to purchase up to 500,000 common shares of LifeNexus, exercisable at $0.001 per share and vesting periodically upon reaching certain milestone as defined in the agreement.

Mr. Maus and Lifestream believe that Mr. Maus will continue to devote the majority of his time to Lifestream, and no adjustment is being made in Mr. Maus’ compensation that he is currently receiving from Lifestream, for which Mr. Maus had previously accepted a reduction in his compensation program from Lifestream.

Item 9.01.

Financial Statements and Exhibits

(a)

Financial Statements of Businesses Acquired.

None.

(b)

Pro Forma Financial Information.

None.

(c)

Exhibits.

10.28

Compensation Agreement between Mr. Maus and LifeNexus, Inc. dated March 1, 2005.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LIFESTREAM TECHNOLOGIES, INC.

/s/ EDWARD R. SIEMENS
Edward R. Siemens Chief Operating Officer

Date: March 4, 2005

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